EXHIBIT 10.3

Portions of this document marked with the symbol * have been omitted pursuant to a request for confidential treatment submitted to the SEC

THIS AMENDMENT AGREEMENT (NO.1) is made on the 18th day of December 2001 (the Effective Date) by and between:

DIALOG SEMICONDUCTOR GMBH AND ALL ITS SUBSIDIARIES, a company incorporated in Germany, with its principal place of business at Neue Strass 95, 73230 Kirchheim u. Teck-Nabern, Germany (hereinafter referred to as Customer); and

CHARTERED SEMICONDUCTOR MANUFACTURING LTD, a company incorporated in the Republic of Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as Chartered); and

SILICON MANUFACTURING PARTNERS PTE LTD, a company incorporated in the Republic of Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as SMP); and

CHARTERED SILICON PARTNERS PTE LTD, a company incorporated in the Republic of Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as CSP).

Whereas:

The Parties had entered into a Manufacturing Agreement dated 16 April 2000 (hereinafter referred to as the Manufacturing Agreement) for the provision of wafer manufacturing capacity by Foundry to Customer.

Due to poor market conditions, Customer is unable to comply with the loading commitment previously agreed upon by the Parties pursuant to Appendix I of the Manufacturing Agreement for the 2nd to 4th quarters of the year of 2001 and there are, as a result thereof, contingent Capacity Shortfall Fees.

In consideration of Customer’s agreement to appoint Foundry as its primary supplier of silicon wafers and in consideration of Customer’s agreement to give Foundry not less than * of Customer’s Market Share for silicon wafers, Foundry is prepared to defer Capacity Shortfall Fees for the 2nd to 4th quarters of the year of 2001 and to vary some of the terms of the Manufacturing Agreement.

The Parties are entering into this Amendment Agreement to vary some of the terms of the Manufacturing Agreement with effect from the date hereof.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

Interpretation

All terms and references used in the Manufacturing Agreement and which are defined or construed in the Manufacturing Agreement but are not defined or construed in this Amendment Agreement shall have the same meaning and construction in this Amendment Agreement.

Amendment to Appendix I

The Parties agree that with effect from the Effective Date, Appendix I of the Manufacturing Agreement shall be deleted in its entirety and replaced with new “Appendix I”as follows:

“APPENDIX I
(Ref: Clause 4.4)

Deposit

In consideration of Foundry’s agreement to defer payment of the Capacity Shortfall Fees payable for the 2nd to 4th quarters of year of 2001 by Customer, Customer agrees to maintain a deposit of * (hereinafter referred to as the Deposit) with Foundry.

After 31 December 2003, Customer shall have the option of either:

accepting from Foundry a return of the full, or remaining part of the Deposit on 1 January 2004, without interest thereon; or

maintaining the sum remaining (or part thereof) with Foundry as a Deposit (with the option to increase such Deposit amount), on such terms and conditions as mutually agreed by the Parties.

In the event of any earlier termination of this Agreement (in accordance with Clause 11 of this Agreement) or of this Appendix I (in accordance with Clause 4 of this Appendix), Foundry shall return to Customer such amount of the Deposit that is remaining with Foundry within ninety (90) days after the date of such termination, without interest thereon.

In addition to any lien, right of set-off or other right which Foundry may have at law, Foundry shall be entitled to deduct or set-off from the Deposit, any sum(s) owing by Customer to Foundry, as at the date such sum(s) are due.

Commencing only from the 1st January 2003, Foundry will deduct from the Deposit, the sum of *. Such deductions shall be used to offset the amount payable by Customer based on the invoiced price.

The * deduction * shall cease once the Deposit is reduced to US$20,000,000.

All portions of the Deposit returned by Foundry to Customer pursuant to this Agreement shall be without interest and are subject to any deductions made by Foundry pursuant to the terms of this Agreement.

In the event Customer desires to vary the business arrangement regarding the Deposit, the Parties agree to discuss such arrangements in good faith. Amendments and variations, if any, to this Agreement shall be made only by the mutual agreement of the Parties in writing.

Customer Loading Commitment For 2001

Customer agrees to purchase a total number of * wafers of varying technologies and process ID as set out below from Foundry for the 2nd to 4th quarters of year 2001:

*

Capacity Shortfall Fees

Capacity Shortfall Fees for the 2nd to 4th quarters, of year 2001 are payable in the event the quantity of Wafers purchased by Customer for a particular technology for the 2nd to 4th quarters of year 2001 is less than * of the Customer Loading Commitment for that particular technology. The Capacity Shortfall Fees are calculated as follows:

Capacity Shortfall Fees = *

*

Subject to Clauses 3.3 and 3.4 below, the Capacity Shortfall Fees for the 2nd to 4th quarters of the year 2001 shall be paid by Customer no later than seven (7) days after Dialog Semiconductor PLC’s, the holding company for Customer, filing for the quarter ending 30 September 2003 with the U.S. Securities and Exchange Commission.

Foundry agrees to waive the full Capacity Shortfall Fees payable by Customer for 2nd to 4th quarters of year 2001 on the condition that Customer appoints Foundry as its primary supplier of silicon wafers and agrees to award Foundry with not less than * of Customer’s Market Share with effect from 1 June 2002. In consideration of Foundry’s agreement aforementioned, Customer hereby appoints Foundry as its primary supplier of silicon wafers and agrees to award Foundry with not less than * of Customer’s Market Share with effect from 1 June 2002.

In the event that Customer fails to award Foundry with more than * of Customer’s Market Share, Customer shall pay to Foundry the Capacity Shortfall Fees calculated as per the agreed formula in clause 3.1 above and in accordance with table A below:

*

Foundry shall determine Customer’s Market Share by taking into account Customer’s product sales revenue, cost of sales and such other relevant details which may be found in: registration statements and annual, quarterly or other reports, announcements or press releases which Dialog Semiconductor PLC, the holding company for Customer, files with the U.S. Securities and Exchange Commission, or any other documentation Customer shall make available, for the period commencing on 1 June 2002 to 30 September 2003 but shall not include:

existing products in volumes less than * pieces for either * per annum; or

product technologies equal to or greater than *; or

orders placed by Customer for Foundry qualified products or new products on Foundry’s qualified processes which Foundry is unable to accept due to no capacity on Foundry’s part; or

such other products which Foundry has decided not to supply to Customer for reasons other than due to no capacity on Foundry’s part;

Processes terminated in accordance with clause 6 of this amendment,

(hereinafter referred to as Customer’s Market Share)

In order for Customer to abide by Clause 3.3 above, Customer shall:

with effect from 30 June 2001, give Foundry the option to fabricate Customer’s new designs for all technologies. If Foundry declines Customer’s new designs then these are to be excluded from the market share.

act in good faith and use reasonable efforts to load as many products as possible with Foundry in the event that Customer is required by its customer(s) to second source products manufactured by Foundry. Such loadings with Foundry shall not be less than * of the total annual shipment for that product;

use reasonable efforts to ensure that its customer(s) qualify their products / processes with Foundry; and

use reasonable efforts to ensure that Foundry’s silicon is given first to Customer’s customers for qualification. Foundry shall use reasonable efforts to secure such qualification.

In the event that Customer’s efforts in Clauses 3.6.3 and/or 3.6.4 above are unsuccessful, such products shall not constitute Customer’s Market Share.

Customer shall furnish a three (3) year forecast with a rolling 12 month forecast starting from the Effective Date of this Amendment Agreement to Foundry. Foundry will use reasonable efforts to inform Customer of its ability to meet Customer’s wafer demand for months 6 - 12 of Customer’s forecast by giving the percentage available upside per month it can provide. This percentage upside shall take into account the forecast loading of Foundry based on its customer forecasts. Foundry shall not be liable for any Capacity Shortfall Fees due to Foundry’s inability to supply wafers to Customer.

Termination of Appendix

This Appendix shall commence on the Effective Date and shall expire on 31 December 2003, unless earlier terminated or extended by the mutual agreement of the Parties.

No Customer Loading Commitment for years 2002 and 2003

In consideration of Customer’s agreement to appoint Foundry as its primary supplier of silicon wafers and pursuant thereto, to give Foundry not less than * of Customer’s Market Share with effect from 1 June 2002, there shall be no Customer Loading Commitment for years 2002 and 2003.

End of Life

Foundry reserves the right to terminate a manufacturing process in accordance with Foundry’s Process Technology End of Life procedure (BX-021).”

Saving and Incorporation

Save as expressly amended by this Amendment Agreement, the terms and conditions of the Manufacturing Agreement shall continue to be in full force and effect in all other respects.

The Manufacturing Agreement and this Amendment Agreement shall be construed as one document and this Amendment Agreement shall be deemed to be part of the Manufacturing Agreement. Where the context so permits, references in this Manufacturing Agreement and in this Amendment Agreement to “the Manufacturing Agreement”or “This Agreement”shall be read and construed as references to the Manufacturing Agreement as amended and supplemented by this Amendment Agreement.

Governing Law

This Amendment Agreement shall be governed by and construed in accordance with the laws of Singapore. The parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of Singapore.

IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement the date first above written.

/s/ Roland Pudelko

Name: Roland Pudelko
Title: CEO & President
for and on behalf of
DIALOG SEMICONDUCTOR GMBH

/s/ Robert Baxter
Name: Robert Baxter
Authorized Signatory
for and on behalf of
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
SILICON MANUFACTURING PARTNERS PTE LTD
CHARTERED SILICON PARTNERS PTE LTD